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                                                                    EXHIBIT 10.7

                         Superhighway Consulting, Inc.
                              Employment Agreement

     Superhighway Consulting, Inc. referred to as EMPLOYER, and David M. Tolmie, referred to as EMPLOYEE, do this 12th day of March, 1999, effective as of January 1, 1999, for and in consideration of the mutual covenants contained herein, the adequacy and sufficiency of which is hereby acknowledged, agree as follows:

1. Title. EMPLOYEE is engaged to act as Chief Executive Officer for Superhighway Consulting, Inc. beginning the date first written above.

2. Employee Manual. As to those items not specified herein, the relationship between the parties shall be governed by the general employment manual, dated December 1, 1998, and any additions and replacements thereto.

3.   Compensation. EMPLOYEE's compensation will be comprised of three (3) parts:

     a. SALARY. As compensation for EMPLOYEE's services herein, EMPLOYEE shall receive an salaried rate of $150,000 per annum. Said salaried rate shall be paid semi-monthly or in consistent compliance with the Superhighway Consulting, Inc. salary compensation policy.

     b. BONUS. As additional compensation, EMPLOYEE shall be eligible for a bonus based upon performance, of approximately Fifty Thousand and 00/100 Dollars ($50,000.00) annually. The bonus shall be payable in four (4) installments, quarterly, and the payment of such bonus shall be at the discretion of the board of directors of EMPLOYER.

     c. EQUITY. EMPLOYEE acknowledges EMPLOYER is negotiating to merge with WP Holding, Inc., a Delaware corporation. Upon completion of that merger and upon EMPLOYEE being named permanent Chief Executive Officer of said new company, as further compensation, EMPLOYER will grant EMPLOYEE options to purchase stock in the new company in an approximate amount of 5.54% of the total equity of the new company, as it is then capitalized (and after the close of the contemplated Six Million Dollar equity funding at a Twenty Million Dollar "pre-money" valuation and reservation of additional shares for the employee plan-note if additional capital is raised, the above-referenced percentage will be adjusted pro-rata with other equity interests in the company). The options shall be issued pursuant to the employee option plan of the new company and pursuant to a formal grant letter or option agreement under such plan. Said options shall be qualified options to the extent possible, and otherwise shall be granted in the manner reasonably calculated by EMPLOYER to benefit EMPLOYEE's income tax situation, and without causing detriment to the option plan or EMPLOYER, as a whole. Said options shall be subject to a vesting schedule, whereby options representing two percent (2%) of the new company stock shall vest on December
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          31, 1999 and the remainder shall vest, pro-rata, on the semi-annual vesting dates for thirty (30) additional months (i.e. one-fifth of options vest every six (6) months until full vested June 30, 2002). Notwithstanding the foregoing in the event of a sale of EMPLOYER or substantially all of its assets, EMPLOYEE's options shall vest immediately and in the event of an Initial Public Offering of EMPLOYER's stock, EMPLOYEE's options shall vest seven (7) months after the day EMPLOYER's stock begins trading on a nationally recognized public exchange. All such vesting provisions shall be effective so long as the other conditions pursuant to such stock option plan are met by EMPLOYEE.

     d. BENEFITS. As additional compensation, EMPLOYEE shall be permitted to participate in the various group benefit plans as EMPLOYER may from time to time adopt to the same extent other employees of EMPLOYER may participate, but subject to income limitations and restrictions, and any other limitations or restrictions based upon EMPLOYEE's particular circumstances, imposed by state, federal or local statute or regulation for participation in such plans.

4. Severance. Upon making EMPLOYEE permanent chief executive officer of the new company, if EMPLOYEE is terminated for a reason other than cause, EMPLOYEE shall receive One Hundred Thousand and 00/100 Dollars ($100,000.00) as severance pay upon such termination. [For the purposes hereof, termination for refusing to transfer to a location more than fifty
     (50) miles from EMPLOYER's current offices shall not be termination for cause.]

5. Confidentiality. EMPLOYER may from time to time during the course of EMPLOYEES service reveal certain confidential trade secret or proprietary information to EMPLOYEE. EMPLOYEE shall not, in any case, reveal any confidential/trade secret or proprietary information to any other parties.

6. Full Time Employment. EMPLOYEE agrees that the duties herein shall be full time. EMPLOYEE shall not engage in other business ventures or employment deemed direct competitors by the EMPLOYER without the prior approval of EMPLOYER.

7. Intellectual Property of Employer. EMPLOYEE agrees to promptly disclose to EMPLOYER any inventions or processes discovered by the EMPLOYEE which are made at the behest or in connection with the duties of EMPLOYEE, or which are reasonably related to the business of EMPLOYER during the term of employment, and hereby assigns any and all rights in said inventions or processes to EMPLOYER.

8. Execution of Documents. EMPLOYEE shall execute any documents reasonably requested by EMPLOYER for patents or other legal steps which EMPLOYER may desire to take to perfect its rights in any inventions.

9. At-Will Employee. This agreement clarifies certain rights and duties of EMPLOYER and EMPLOYEE. This agreement may be terminated at any time by EMPLOYER, in

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        EMPLOYER's sole discretion. EMPLOYEE recognizes he is employed as an
        "at-will" employee and that this agreement may be terminated at any time and at EMPLOYER's sole discretion.

10. Non-Competition Provision. EMPLOYEE agrees to refrain from accepting employment, for a period of two months, after termination of this agreement, from firms in direct competition with WebPromote (with exception of banner advertising).

11. Return of Employer Property. Upon termination of this agreement, EMPLOYEE shall return all materials belonging to EMPLOYER.

12. Arbitration. Any disputes under this agreement, including those relating to non-competition shall be submitted to arbitration with a single arbitrator under the rules of the American Arbitration Association. Any ruling made by the arbitrators shall be final and may be entered as a judgment in any court of competent jurisdiction.

13. Non-Solicitation OF CUSTOMERS. EMPLOYEE shall not solicit any customer of the EMPLOYER, including any past customers of the EMPLOYER who have done business with the EMPLOYER during the past three years, to purchase any product or service which could be supplied by the EMPLOYER.

14. Non-Solicitation of Employees. EMPLOYEE shall not solicit any employees of the EMPLOYER to perform any act in contravention of this Agreement or to terminate their employment with the EMPLOYER.

15. Non-Interference. EMPLOYEE shall not take any action to harm the EMPLOYER or its products and shall not take any action, at any time, which is designed to hamper the productivity of the EMPLOYER.

16. Injunctive Relief for Employer. In the event of a breach or threatened breach of this Agreement by EMPLOYEE, the EMPLOYER shall be entitled, in addition to any other relief provided at law or equity, an injunction restraining EMPLOYEE from disclosing confidential information, or soliciting customers or employees.

Agreed to and accepted on this 12th day of March 1999.


/s/ DAVID M. TOLMIE
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David M. Tolmie


/s/ KENNETH D. WRUK
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Superhighway Consulting, Inc., by Kenneth D. Wruk